Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective October 19, 2009 (the “Effective Date”), by and between DaVita Inc. (“Employer”) and Kim M. Rivera (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Employment and Duties. Employer hereby employs Employee to serve as Vice President, General Counsel, and Secretary. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall perform the duties of Vice President, General Counsel, and Secretary or any additional or different duties or jobs as the Company deems appropriate. Initially, Employee shall work out of Employer’s El Segundo, California headquarters, although the location is subject to change to suit business needs. Employee will be allowed to maintain a home office in northern California and work there from time to time. Employee agrees to devote substantially all of her time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, including but not limited to providing consulting services to any investment firm, such as a hedge fund, provided however, Employee may continue to serve on the board of directors of the Latino Community Foundation, a non-profit corporation. Employee may pursue normal charitable activities so long as such activities do not require a substantial amount of time and do not interfere with her ability to perform her duties. Employee agrees that she shall not serve on the board of directors of any other not-for-profit or for-profit company without the express written approval of the Chief Executive Officer or the Board of Directors. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Section 2. Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1 Base Salary. Employer shall pay Employee a base salary of $400,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review. Employer may not reduce Employee’s base salary unless the Employee authorizes it in writing or the Employer is reducing the base salary of other similarly-situated executives by a similar percentage.

2.2 Benefits. Employee and/or her family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3 Performance Bonus.

(a) Employee shall be eligible to receive a discretionary performance bonus (the “Bonus”) between zero and $300,000, payable in a manner consistent with Employer’s practices and procedures. The amount of the Bonus, if any, will be decided by the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board in his/her/its sole discretion.

(b) In deciding on the amount of the Annual Performance Bonus, if any, the Chief Executive Officer and/or the Board of Directors or the Compensation Committee of the Board may consider the competitive market for the services provided by employees who are performing the same or similar duties as Employee is providing Employer and who have similar background and experience.

(c) Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

2.4 Signing Bonus. Employer shall pay Employee a signing bonus of $50,000, less standard withholdings and authorized deductions, within her first month of employment.

2.5 Monthly Payment. Employer shall pay Employee $8,000 a month housing allowance, less standard deductions and authorized withholdings, for the first twelve months of Employee’s employment to help off-set the costs of maintaining two homes during this transitional period.

2.6 Vacation. Employee shall have vacation, subject to the approval of the Chief Executive Officer.

2.7 Stock Appreciation Rights. Employer shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARS”) on a base number of 60,000 shares of DaVita common stock, upon approval. This grant shall have a five-year term and vest 25% on the first anniversary date of the grant, 8.33% on the 20th month of the grant, and 8.33% every 4 months thereafter. The exercise price shall be the closing price as reported on the New York Stock Exchange on the Effective Date, the date on which Employee has begun her employment with Employer and has begun to perform the services set forth within this Agreement, or on the date that appropriate approval has been obtained, whichever is later. The terms of the SSARS grant will be reflected in a separate agreement to be signed by Employer and Employee.

2.8 Restricted Stock Units. On the Effective Date, on the date on which Employee has begun her employment with Employer and has begun to perform the services set forth within this Agreement, or on the date appropriate approval has been given, whichever date is later, Employee will receive 5,000 shares of Employer’s restricted stock units, entitling Employee to the same number of full shares of DaVita common stock, subject to the following vesting conditions: such restricted stock units shall vest over a five-year period, one-third vesting on the third anniversary date of the grant, 11.11% at 40th month of the grant, then 11.11% every 4 months thereafter until the 60th month. The terms of the restricted stock units will be reflected in a separate Restricted Stock Units Agreement to be signed by Employer and Employee.

2.9 Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards.

2.10 Indemnification. Employer agrees to indemnify and defend Employee against and in respect of any and all claims, actions, or demands relating to or in any way arising out of Employee’s employment with Employer, to the extent permitted by the Company’s By-laws and applicable law.

2.11 Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of her duties hereunder.

2.12 Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

Section 3. Provisions Relating to Termination of Employment.

3.1 Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

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3.2 Termination for Material Cause. Employer may terminate Employee’s employment without advanced notice for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

3.3 Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, or if Employee resigns within sixty (60) days following a Good Cause Event (as defined below), and contingent upon Employee’s execution of the Employer’s standard Waiver and Release Agreement and Noncompetition Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall be entitled to (i) salary continuation for the twelve-month period following the termination of her employment (the “Severance Period”), subject to Employer’s payroll practices and procedures, and (ii) if Employee’s employment is terminated after April in a given year, receive a payment equal to the Bonus paid in the year prior to the termination of Employee’s employment, pro-rated for the number of months served in the year Employee’s employment is terminated, to be paid in equal installments over the Severance Period, subject to Employer’s payroll practices and procedures (if Employee’s employment is terminated within her first year, she shall receive 50 percent of her Bonus potential, pro-rated for the number of months served in the year Employee’s employment is terminated). Employee’s severance is made pursuant to the terms and conditions of the DaVita Inc. Severance Plan, including the Offset;Mitigation provision, as those provisions exist at the time of the termination of Employee’s employment. For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

3.4. Voluntary Resignation. Employee may resign from Employer at any time upon at least ninety (90) days’ advance written notice. If Employee resigns from Employer for reasons other than a Good Cause Event, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.5 Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.6 Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a) “Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b) “Good Cause Event” shall mean the occurrence of the following events without Employee’s express written consent: (i) Employer materially diminishes the scope of Employee’s duties and responsibilities; or (ii) Employer materially reduces Employee’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the Employee provides notice to Employer of the

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existence of such condition not later than 90 days after the initial existence of such condition, and Employer shall have failed to remedy such condition within 30 days after receipt of such notice.

(c) “Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of her duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Employer or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of her duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program. Before the Employer may discharge Employee for an act of fraud or dishonesty in connection with the performance of her duties, Employee shall have a right to contest her termination to the entire Board of Directors.

3.7 Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.8 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3, Section 4, and Section 5 shall survive termination of this Agreement.

3.9 Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Section 4: Confidentiality and Non-Solicitation. Employee, contemporaneously herewith, shall enter into a Confidentiality and Non-Solicitation Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement. If Employee transfers to Colorado, she shall enter into a Non-Competition, Non-Solicitation, and Confidentiality Agreement.

Section 5. Miscellaneous.

5.1 Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.2 Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.3. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of California, without regard to the principles of conflicts of laws. Both parties agree that any action relating to this Agreement

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shall be brought in a state or federal court of competent jurisdiction located in the State of California and both parties agree to exclusive venue in the State of California.

5.4 Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Employer at its principal office and to Employee at Employee’s principal residence as shown in Employer’s personnel records, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.5 Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.6 Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.7 Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.8 Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.9 Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.10 Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent J. Thiry	By	/s/ Kim M. Rivera
	Kent J. Thiry		Kim M. Rivera
Chairman and Chief Executive Officer

Approved by DaVita Inc. as to Form:

/s/ Lisa A. Barr
Lisa Barr
Assistant General Counsel - Labor

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